Exhibit 10.5
PROFITS UNIT AWARD AGREEMENT
PROFITS UNIT AWARD AGREEMENT, (“Agreement”) dated as of October 24, 2005 (the “Date of Grant”), by and between KRATON Management LLC, a Delaware limited liability company (the “Company”) and Raymond Guba (the “Participant”). Unless the context otherwise provides, capitalized terms not defined herein shall have the meanings ascribed to them in the Limited Liability Company Operating Agreement of KRATON Management LLC, as amended from time to time (the “Management LLC Agreement”).
1. Description of Profits Units. Each Company Profits Unit represents the right to a pro rata share of any distributions received by the Company in respect of the corresponding TJ Chemical Profits Units held by the Company in accordance with the Management LLC Agreement. Each TJ Chemical Profits Unit represents the right to receive a pro rata portion of the appreciation of the assets of TJ Chemical above the Threshold Amount (as defined in the TJ Chemical LLC Agreement) for such TJ Chemical Profits Unit after the Date of Grant. The Threshold Amount for the Company Profits Units granted hereunder is $250,019,229, representing the current value of the assets of TJ Chemical (net of debt) as of the Date of Grant, provided that such Threshold Amount may be appropriately and equitably adjusted by the Board of Directors of TJ Chemical for contributions and distributions that affect the aggregate balances of all Capital Accounts (as defined in the TJ Chemical LLC Agreement) maintained under the TJ Chemical LLC Agreement in order to place all holders of profits units, including the Participant, in the same position they would have been in had such contributions and distributions not been made. The pro rata portion of appreciation shall be determined based on all outstanding TJ Chemical Membership Units and TJ Chemical Profits Units for which the applicable Threshold Amount has been achieved (but only as to the appreciation above the Threshold Amount with respect to the applicable TJ Chemical Profits Units).
Each Company Profits Unit is intended to be a “profits interest” within the meaning of Rev. Proc. 93-27 (6/09/93) and Rev. Proc. 2001-43 (8/03/01). By virtue of ownership of a Company Profits Unit, the Participant shall have no right or obligation to make any Capital Contribution to the Company at any time and shall have no rights to any capital contributed to the Company.
2. Grant of Award. The Company hereby grants to the Participant 300,000 Company Profits Units (the “Profits Units”), subject to the terms and conditions of this Agreement and the Management LLC Agreement.
3. Vesting. Notwithstanding Section 4.8 of the Management LLC Agreement, 50% of the Profits Unit shall vest when the fair value of the assets of TJ Chemical equal or exceed two times (2X) the Threshold Amount and the remaining 50% of the Profits Units shall vest when the fair value of the assets of TJ Chemical equal or exceed three times (3X) the Threshold Amount, in each case, as determined by the Board of Directors of TJ Chemical, provided that the Participant is employed by the KRA TON Group on such vesting date, and provided further that if, at the time the Company makes a determination as to whether the Participant is entitled to any appreciation with respect to the Profits Units, the value of the assets of the Company is more than two times (2X) but less than (3X) the value of the assets on the grant date, a pro-rata portion of the second 50% will vest based on the appreciation above the amount equal to two times (2X) the value of the assets on the grant date, and provided, further, that 100% of the Profits Units shall vest upon the effective date of a disposition by the Initial Investors of 51 % or more of their aggregate interests in KRA TON to one or more unrelated third Persons if the Participant is employed by the KRATON Group through such date. Notwithstanding anything to the contrary in any other agreement, including the Management LLC Agreement, in the event the Participant’s employment with the KRATON Group is terminated prior to a portion or all Profits Units becoming vested as provided above, all unvested Profits Units shall immediately and without any further action be forfeited on the date of termination.
4. LLC Agreements. This Agreement shall be subject to all of the provisions of the Management LLC Agreement, and such provisions are incorporated herein by this reference. The Participant understands that, as a condition to receiving the Profits Units granted hereunder, the Participant must execute and comply with the Management LLC Agreement. The Participant shall be a Member and holder of Profits Unit for all purposes under the Management LLC Agreement. Unless expressly stated otherwise in this Agreement, to the extent that, with respect to any right or obligation of the Participant, any provisions of this Agreement are not consistent with the Management LLC Agreement, the provisions of the Management LLC Agreement shall govern.
5. Representations by Participant. The Participant represents and warrants that he has received, read and executed a copy of the Management LLC Agreement.
6. Restrictions on Transferability. Except as specifically provided in Article IX of the Management LLC Agreement, the Profits Units may not be sold, transferred or otherwise disposed of without the written approval of the Managing Member.
7. Corporate Transaction: Termination of Employment. The Company shall have the right to cancel the Profits Units in the event of a merger, consolidation, recapitalization or other corporate transaction involving TJ Chemical in which TJ Chemical cancels the corresponding TJ Chemical Profits Units and shall distribute the cash, securities or other property, or any combination thereof, if any, received from TJ Chemical in respect of such corresponding TJ Chemical Profits Units in accordance with Section 9.6 of the Management LLC Agreement. If the Participant becomes a Terminated Employee, the Company shall have the right to purchase any then-vested Profits Units held by the Participant in accordance with Article IX of the Management LLC Agreement.
8. Fair Value. Any determination relating to the value of the assets of TJ Chemical or any TJ Chemical Profits Unit shall be determined in good faith by the Board of Directors of TJ Chemical in accordance with the TJ Chemical LLC Agreement and all determinations of the Board of Directors shall be final and binding on all parties.
9. Assignment. This Agreement and the rights hereunder shall not be assignable or transferable by the Participant without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the parties and to their respective heirs, executors, administrators, successors and permitted assigns.

10. Amendments. The terms and provisions of this Agreement may not be amended except by a written instrument signed by the parties hereto.
11. Counterparts: Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all such counterparts shall together constitute but one and the same contract.
12. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision shall be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
13. Non-Waiver. No provision of this Agreement shall be deemed to have been waived except if the giving of such waiver is contained in a written notice given to the party claiming such waiver, and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.
14. Applicable Law. This Agreement and the rights and obligations of the parties hereto shall be interpreted and enforced in accordance with and governed by the laws of the state of Delaware without regard to its principles of conflict of laws.
15. Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto (including, without limitation, the Management LLC Agreement and the TJ Chemical LLC Agreement) which form a part hereof contain the entire understanding of the parties with respect to its subject matter and there are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth in such documents and such documents supersede all prior agreements and understandings between the parties with respect to their subject matter.

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the day and year first above written.
KRATON MANAGEMENT LLC

By:	/s/ David A. Spuria

Name: David A. Spuria
Title: Vice-President

RAYMOND GUBA

/s/ Raymond Guba